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The information contained in this transcript is a textual reresentation of a conference call from the Goldman Sachs Retailing Conference held on September 10, 2009.

CORPORATE PARTICIPANTS

Michael Newman
Office Depot, Inc. - EVP & CFO

CONFERENCE CALL PARTICIPANTS

Matt Fassler
Goldman Sachs - Analyst

PRESENTATION

Matt Fassler - Goldman Sachs - Analyst

Good afternoon. I'm Matt Fassler and it's my pleasure as we enter the home stretch of this Conference to introduce members of the senior management of Office Depot. With me on the stage we have Mike Newman. Mike is the Executive Vice President and Chief Financial Officer of the Company, having been there I think 13 months at this point. Many of you know him in addition to his time at Office Depot from his experience at Radio Shack and at (inaudible) Browns, and he was Chief Financial Officer of both of those companies.

This has been a pretty eventful year for Office Depot, really after quite a run. The office superstore sector was really caught in the throes of the economic downturn. I think the retail business across this sector showed sequecality that most of us really didn't understand was imbedded in that business. And the delivery piece of the business and the international piece of the business soon followed; and it was quite a challenge for all the players in this segment.

Office Depot is battle-tarred and has done a number of things that ultimately stabilized this business. You saw some fairly Draconian and ultimately successful cost reductions, and we've seen some shoring up of the balance sheet which really followed Mike's joining the Company. Some capital raises and monetization of working capital and some other assets that began to give the Company a liquidity cushion. And then more recently a private investment by an investment firm for up to 20% of the Company, I believe. That put the Company on extremely solid financial footing going forward and took the risk that the credit market saw in this stock out of the -- off the table and once again created improved visibility for the business.

So, with that balance sheet stability there is clearly a rebuilding story to work through here and the recovery story to work through and I'm sure that's something that Mike will discuss in his prepared remarks and I certainly will get to in our Q&A. So with that I'll turn the floor over to Mike.

Michael Newman - Office Depot, Inc. - EVP & CFO

Great. It's nice to be here. I think it's been two years since Office Depot has been at this Conference so it's nice to be back. As Matt mentioned, I started just about a year ago last week, an exciting time to start in this space. It's been an eventful year, one I hope I don't repeat any time soon.

We have a deck -- I'm not going to drain every slide, but I'd like to go through the deck and give you a little bit of a backdrop of the business and some of the things where our focus has been in the last year, the things that we've worked on and maybe add a little bit to what Matt said, and then talk about as we go forward. It's less about liquidity for us now. It's more about growth and how do we take this business forward from a growth perspective.

On Page 3, a quick overview of Office Depot. The business was founded in 1986 in Ft. Lauderdale with one store, really not that long ago. You can see our sales there, $14.5 billion in 2008 with a complement of supplies, technology and furniture. While we are -- while we have 1,600 stores globally, 1,100 domestically, we're much more than a retailer. We have a B2B business. We have one of the largest e-commerce retail sites at $4.8 billion, and almost 60% of our sales are outside of the North American retail sector.

So, we're a multi-channel business. You can see the different parts of our business; North American retail heavy concentration in California, Florida and Texas. Early 2007 or mid-2007 we were one of the first businesses to see the economic downturn occur. We'll talk a little bit later about trends in those three states. Our B2B business is about 29% of the total, and our international business is a sizable business. It's more of a

B2B business than retail, but we do have 400 stores internationally, 200 in Mexico with the balance mostly in Western Europe and the Middle East.

If you look at Page 4, it's a very fragmented industry that we participate in. Ourselves, Staples and OfficeMax of the total industry are approximately 10% to 12% of the total; a lot of other players in this space, whether they be mass retailers, specialty stores, contract specialists. So the three major players as you know them, the pure plays, have relatively small market share.

As Matt mentioned on Page 5, I started last August, quickly got into the throes of redoing our credit facility. We closed it about two weeks after the Lehman collapse, which was a bit lucky. We were lucky and good. About that time we started to see our business really start to deteriorate. Our comps in retail September last year dropped off precipitously. It caused us to stop and look at the business and say, "All right, how do we respond to this economic downturn?"

We looked at a number of areas in the business we wanted to approach. You can see them in the boxes on the right. We took a major restructuring of all of our business units. I'll talk in detail about that. We wanted to focus on increasing liquidity in the business. These are things that we can control internally. We focused on improving cash flow.

We aggressively got out in front of the downturn with our vendors and established communication with our vendors, which I think proved to be a very prudent and smart thing to do. And we also looked at during that time at securing additional financing, talking to private equity firms like BC Partners, which is a firm we ended up doing a deal with. But we also talked to a number of others as well. So, in the midst of this looming downturn, we attacked these and this is where really I've spent a lot of my time in the last year.

On Page 6, we restructured our business in a very significant way. It hit every one of our business units; in retail, our B2B business, international. We closed a number of stores, 112 stores. We closed DCs both domestically and internationally. We rationalized all of our business units to 20% of our corporate headcount out, and really I think positioned ourselves well not only to manage the downturn, but also to be positioned well when the economy recovers.

All in all charges taken through this restructuring, about $250 to $270 million. It should benefit EBIT in 2009 to the tune of about $130 million and have a cash benefit in 2009 of about $90 million. A huge effort; most of this was completed in the first half. We still have some lingering restructuring going on internationally.

Page 7 -- We focused internally. After having completed the asset-based facility on looking at additional liquidity, generating ideas that we can control, you can see some of them listed on Page 7. We did a lot of sale leasebacks of properties that we own domestically and internationally. We entered into a receivable factoring program in Europe. We looked at accelerating tax refunds and cash dividends from our Mexican affiliate. All in all, there's a page later in the presentation, these ideas were about $400 million of liquidity actions that we embarked on to address this situation.

We focused heavily on free cash flow. We took our capital spending which had been in the $300 million-plus range for the last few years down into a number of $125 million for 2009. That number continues to be our target. And also we got very focused on working capital; had improved turns as well as improved receivables.

Between the liquidity actions and the cash flow, we generated in the first half about $215 million of cash flow before financing from the first half. If you combine that with the proceeds from the BC Partner deal that I'll talk about in a minute, we generated about a half a billion dollars in cash flow, plus proceeds in the first half. From what we set out to do as a team from where we actually executed, I would say we executed at the high end of my expectations. And I think we've taken a lot of liquidity concerns in the business that the business had earlier in the year off the board and now it's more about what the business will do to grow.

We also, as we looked at the restructuring activities -- I'm on Page 9 now -- we realized that with the restructuring activities we're going to have a major goodwill write-off. We needed to get out in front of this with our vendors. We needed to talk to our vendors so that they understood what was happening in our business, what were the underlying financial operating results. That proved to be a smart thing to do.

We've continued that up through today. We have not changed terms with any of our vendors through this process. I think we come out of this process with our relationships with our vendors stronger than they've ever been in the last three or four years, and I think this was a key element to us having weathered the last year and particularly the last six months.

Finally, on Page 10, throughout this process of looking at additional liquidity and focusing on the balance sheet, we did look at a number of different financing alternatives. We brought in about 10 private equity groups to look at making an investment in Office Depot. We went through a long process with BC Partners that started in December and finished in June. I think it was absolutely the right thing to do. And having completed that financing with them, again, it's allowed us to take our focus off of financing, on to the business, and doing the things that we need to do to grow it going forward. And I think, generally, the reaction from both the street and our investors has been very good in that regard and I'll answer any questions you have about BC Partners later.

Page 11 is liquidity initiatives. I won't belabor that.

Page 12 -- Our liquidity update. If you look at the bars, the baby blue bars -- whoever picked the colors can work a little harder on it next time. That's the liquidity that we have under our existing ABL facility, which is a billion-and-a-quarter facility. At the end of the second quarter, we had $753 million of available liquidity combined with the cash bar that you see in red. We have about a $1.3 billion in liquidity. It is hard for me to see any situation where this will not be ample liquidity for us under any economic or sustained downturn where this will not be sufficient for the business going forward. So I think from a liquidity perspective we're in good shape.

Again, we've taken -- the management team which has been focused on a lot of these actions in the last year we've taken that off the board. Now, it's time to focus on growing the business, and in each one of the business units you can see some of the things we're focused on; North America, and I'll talk about these in more detail on the next few pages.

If you look at Page 14 in retail, one of the key benefits this year our retail business despite being down high teens in comps and total sales dropped the first two quarters, our retail business has improved margins. It's been one of actually our bright spots in this downturn. A great deal of that has had to do with our success with our vendors going through line reviews, increasing our penetration of private brand product and direct import product. We think that that is about halfway through in terms of the line reviews business. It's got legs. It's got sustainability. I expect this going forward to be a continued driver in our retail business.

We're also focusing our business on high margin services. Our copy center, or what we call "design, print and ship," is a part of our business that could be leveraged more, could be higher growth and you will see us talk more about this going forward and allocate more resources to this to drive this business in the coming years.

Page 15 -- We've also gotten very focused on store occupancy costs. A great environment for rent reductions, but by itself rent reductions can be significant but really aren't going to drive the business longer term. What we have looked at when we have leases come up for renewal is looking at downsizing our stores. Our fleet is about 24,000 square feet on average. We think that it can easily be in the 15,000 to 18,000 square foot range without losing a lot of sales. We think that presents a major opportunity for us going forward. We're actually testing a new format that is in the 15,000 to 16,000 square foot range that's out in a number of stores today.

Financials are not robust yet in terms of the results, but anecdotally from our consumers and the people who have seen the store we really like that. That could be a major play for us going forward in terms of rent reduction. We have about a half a billion dollars in rent in retail on an annual basis. Taking our fleet down from 24,000 square feet to a much lower number could be a significant driver as we go forward and we'll stay focused on that.

In our BSB business, or our B2B business, the focus there is really there on allocating resources. You can see in the top right-hand box we have a group called our telephone account management organization. We're trying to get them more focused, as well as in the lower left-hand box, a third-party organization that we call "feet on the street" to driving acquisition of small and medium-size customers. Our concentration of customers in our B2B business is more contract, which is more highly SKU'd than our competitors. We'd like to see a mix shift in that business and we're focused very hard on making investments in that part of the business to drive small business growth as we go forward.

Continuing with the B2B initiatives on Page 17, one other thing that we've done that I think is very effective, we've launched a new website. We've improved search functionality, chat features, etc. We've already seen results from that in terms of improved conversion rates. Cart abandonment or dropped carts that we see online has improved, and we've also seen a slight improvement in average order value. So, we're starting to get some benefit from this improved website and we're encouraged by that as well.

On the international side, similar to the States we're focused on moving from more of a channel approach to a more customer-centric approach. This is a reorganization that's gone on in Europe in the last two to three months. We're already starting to see some benefits of that. We feel that our European business, particularly the Western European countries, we're picking up share as a result of this. We've seen some trends in the last two or three months that would indicate that. That seems to be showing some positive results in international.

Page 19 - Our international business is one that has grown up through acquisition; multiple country structures, multiple system structures. We think there's opportunities in the infrastructure in our international business to take cost out. We have taken some cost out through DC consolidation, Distribution Centers. We put a shared service center in Cluj, Romania. I was there last week visiting I, a huge success. We've taken out significant costs. We're looking to see how much -- how many other processes throughout Europe we can put in that Romanian Service Center and potentially even turn that into more of a global service center. So, infrastructure opportunities in Europe still exist. There is still opportunity as we go forward and we'll be looking at that closely.

Those are some of the ideas of the things that we're doing to grow the business going forward. If I look at what we've done to date in the last year, and again I've been here about a year, the liquidity actions that we've taken we've executed those at a high level. The restructuring of the business is not only one where we'll pick up benefits from that this year; but when we start to see a recovery in both the U.S. and international economies, we should get great leverage out of the restructuring actions we've taken. The management team with the liquidity actions behind us now is able to focus 100% of its time on growing the business and managing the business, which frankly in the last year it's been a little bit of a distraction doing that.

Those are my prepared remarks. I think what I'll do; I'll talk a little bit about trends that we've seen in the business. Our head of our retail business was on Fox yesterday. He talked about back to school. Our back-to-school results appear to be a little bit better than what we've seen in previous quarters. We're encouraged by that. We particularly see some improvement in Florida, which is encouraging to us because we have a heavy concentration of stores in Florida. We're encouraged by that as well.

Our international business which, as I mentioned earlier, is picking up share. Based on where I thought we would be at the beginning of the year and where we are now, it appears to me that the international business' downturn may be shallower and of shorter duration than what we thought earlier. Those are the pluses.

The uneven part of our business and the business that continues to be a struggle is in our B2B business on the contract side, particularly with the public sector, the states, the governments, the local municipalities who have cut back dramatically on purchases, who are ordering off a more core product group of products which are lower in margin from us. That is uneven. I'm not sure we've found the bottom on that business. That's probably the one piece that when we look at the business going forward continues to be a struggle.

So, that's probably a good point to stop and take any questions that you may have or that Matt may have.

QUESTION AND ANSWER

Matt Fassler - Goldman Sachs - Analyst

Sure. You broached the back-to-school topic, so allow me just to dig in a little more deeply. What did you see competitively on that front? And when you talk about the results being somewhat better than what you had anticipated, if you could shed some light on what you did anticipate and maybe help us frame this a little bit better?

Michael Newman - Office Depot, Inc. - EVP & CFO

Yes. I think generally the trends we saw were more positive in supplies. We were relevant in consumer electronics without being overly promotional. Consumer electronics during back to school has so far underperformed the total results of retail. I like the mix that we've seen in our back-to-school business.

We've actually seen some nice margin trends during back to school; and again, Florida stands out as the area that has differentiated itself during back to school. California, both on our retail side and also on the B2B side, appears to be relatively the same as where it's been. It's not improved. The performance in California is worse in both retail and B2B than the averages for those two business units and we have not seen any recovery.

Matt Fassler - Goldman Sachs - Analyst

I think the world's probably - your North American comp was down 18% in the second quarter and I think the world expected some improvement from that as presumably did you. So, I'm wondering what do we see like a real step function improvement from that as you would expect for the September quarter?

Michael Newman - Office Depot, Inc. - EVP & CFO

Yes. I'm not going to comment on the numbers. Keep in mind we're comping a third quarter where last year -- I'm doing this off the top of my head -- I think we were -7 in July, -13 in August, and -18 in September. So, certainly the comparisons get much easier and we're seeing, as we had hoped and expected, we're seeing improvement through the quarter based on those easier comps.

Matt Fassler - Goldman Sachs - Analyst

Got it. Putting that aside and what sounds like some better experiences of late aside, how are you and your colleagues on the management team thinking about driving revenue in the retail business? The cycle comparisons, I guess, will take care of some of it; but presuming that you're still down and that you might still be down in September, though it's not clear to me that you'll be, what are the initiatives that you have in place to further drive Retail?

Michael Newman - Office Depot, Inc. - EVP & CFO

On the top line, specifically?

Matt Fassler - Goldman Sachs - Analyst

Yes, sir.

Michael Newman - Office Depot, Inc. - EVP & CFO

Top line specifically, the initiatives that you'll see from us going forward really revolve around services. Like I said, our design, print and ship business, our copy business, I think we could do a better job of marketing and advertising that. I think you'll see us shift resources to make that more relevant going forward. Making people aware of our Tech Depot. Laptop computer services will be an area that we'll grow. And I think just generally being more relevant.

Our new store format has some interesting merchandizing ideas that are different, that are more female-oriented, more color in the store, more appealing. And like I said, the first reactions that we've seen so far in this test have been very positive, so I'm encouraged by that and, hopefully, that is something that will have longer legs than just a test as we go forward.

Matt Fassler - Goldman Sachs - Analyst

Great. You talked about Florida. Is the recovery throughout the state? Is it kind of South versus West?

Michael Newman - Office Depot, Inc. - EVP & CFO

I've looked at it region by region, but generally I think it's not located in any one area. And again, I want to caution that it has been a back to school kind of phenomenon. I'm anxious to look at it once back to school stops and see if we see continued trends going forward. But it is maybe the first signs of a couple of green sheets popping up.

Matt Fassler - Goldman Sachs - Analyst

Great. In delivery, if you could differentiate between what you're seeing from smaller customers who tend to order via catalog or Internet through OfficeDepot.com and those who order through your contract side. Are you seeing any improvement on the small and medium-size business front?

Michael Newman - Office Depot, Inc. - EVP & CFO

Not real improvement. We've seen a stabilization in direct. It's not gotten worse. Again, the piece that is troublesome for us and I've heard it from some of the other comments from our competitors is the contract business, particularly the public piece, and it continues to be uneven. We continue to see significant reductions in spending, whether it's government or schools or municipalities, and it's hard to see where that's going to even out. That's the piece that I think kind of offsets the good news that we've seen in back to school and international. And if I have one worry in our business, it's how that plays out.

Matt Fassler - Goldman Sachs - Analyst

Now, you all have been dealing with some challenges in the public side specific to Office Depot; a couple of investigations, etc. Has that impeded your ability to do business or win new business with those customers?

Michael Newman - Office Depot, Inc. - EVP & CFO

Well, we don't feel like when we look at win and lost contracts, we don't feel as if we have contracts that we lost specifically because of that. Make no mistake it's a black mark on us. We take it very seriously. We've invested a lot of money in processing systems to correct some of the pricing issues that we have. And for those of you who aren't familiar with it, our ability to execute contracts signed in the field by our sales folks with existing technology and processes has been hampered; and we overcharged customers and we undercharged customers. That's the issue.

We're working hard to fix it. We've added a 20-person organization to manage contracts, which is obviously very costly and something that is a difficult thing to do from a cost perspective, but absolutely the right thing to do from remediation. It's important to us. I'd rather it wasn't here, but we're dealing with it.

Matt Fassler - Goldman Sachs - Analyst

In terms of the large customer business and new business solicitation, are you gunning for new contracts; and when you get them, is it a function of price or are other factors coming into the mix?

Michael Newman - Office Depot, Inc. - EVP & CFO

I think there's a lot of other factors. I think if you look at large customers and the fact that a lot of these large customers have shifted on to their core contract items, if you will, which generally are lower profitability. You know these contracts were signed in the past where the core group plus non-core discretionary items would have basked in this profitably. Today, that is hurting us from a margin perspective.

As these contracts come up, we're going to take a different look at how we look at profitability of these customers. We may walk from a few. We may look at the core part of the business and say how do we do this differently, but it has stung us. It has had a margin impact and you're hearing anecdotally a lot of these municipalities that they're basically saying, "You will order from this list. You won't go off list." And that wasn't the way we intended these contracts to work when we signed them and in some cases two or three years ago.

Matt Fassler - Goldman Sachs - Analyst

I want to talk a bit about IT and logistics. As I've spoken to you more in the past six months, you seem to have a number of initiatives in play to try to improve your infrastructure, and your success in executing those initiatives seems to be pretty important to ultimately improving margin. So, if you could just give us a quick review of the projects that you view as most intrinsic to moving margins higher and talk about timeframes and the prospective paths.

Michael Newman - Office Depot, Inc. - EVP & CFO

In supply chain or just in general?

Matt Fassler - Goldman Sachs - Analyst

Well, supply chain and IT.

Michael Newman - Office Depot, Inc. - EVP & CFO

In IT -- well first of all, of the people that we have our supply chain guy is probably one of the best operating people we have in the business. His name is Kevin Peters and he's fantastic. Everything he's done so far since I've been here in a year has been topnotch. He's an expert in the industry. You will see more consolidation from us in the supply chain in the next three to six months. There is opportunity to do more, and I like how that fits with our 2010 plan. It's still a recovery year. It's a case where we ought to make investments in things that are going to drive real hard benefit. That's where our capital will be allocated first.

Also in IT, we've just gone live with an Oracle system in the U.S. that I was a part leading that went live in June. We'll do the first quarter; we close with it at the end of this quarter. Everything's gone well. That could be a significant driver for us as we look at once this system's in, how do we use it to drive process improvement and back order, financial function. Potentially, growing that out internationally and you'll hear us talk more about that as we go forward. But now we have a platform that we can use. This is a business that's grown up through acquisitions. We have a lot of disparate systems, both domestically and internationally, and I think this could be a key play for us.

Matt Fassler - Goldman Sachs - Analyst

I want to jump to three questions that we're asking all the companies at this Conference and then I'll open it up to the room. As you look at the macro environment and you could map out three different trajectories. One would be a traditional recovery up and to the right. The second would be a recovery that's kind of a recovery by default, would flatten out just by virtue of easier comparisons, but with no real improvement in underlying trend. And the third would be ongoing declines. Which would you characterize as being part of your plan?

Michael Newman - Office Depot, Inc. - EVP & CFO

I get to pick one and it comes true.

Matt Fassler - Goldman Sachs - Analyst

You can do your best.

Michael Newman - Office Depot, Inc. - EVP & CFO

We're planning on a flattening out. That's how we're running the business in 2010. We're focused on cost. We're going to be judicious with CapEx. If we get an upside from that on volume, that's great; but we're not -- there are some things on CapEx that we have deferred, whether they be maintenance, store POS, things that we have to do. So, you will see our capital go up, but I would expect that you'd see our capital below G&A next year as we watch this recover. If it improves, there's a list of items that we would interested in going at that may not make it in this base case; but I'm hopeful it would be something between the first two you described, traditional and just a flattening out.

Matt Fassler - Goldman Sachs - Analyst

My second question will then relate to capital allocation, and you sort of just answered it. It sounds like CapEx on the business is more important to you than debt pay down and obviously not stock buyback at this point?

Michael Newman - Office Depot, Inc. - EVP & CFO

Yes, and because of our ABL covenants, we're not (inaudible)excess cash. We have a half a billion in cash on our balance sheet. We cannot buy back stock. We cannot make acquisitions above a certain level. We cannot repay debt. So, those are taken off the board until we reach a certain fixed cost coverage ratio and I believe that's 1.25, which based on where we are and what 2010 looks like, we're likely not going to get there for the better part of a year. So, in the midst of that, I talked about the priorities for CapEx, supply chain, a potentially new store format. If it pans out, IT investments to drive efficiencies and potentially some additional supply chain rationalization in Europe.

I want 2010 to be a year where we're still licking recovery. We can execute things that'll improve profitability. Here's a business that's a $13 billion-plus business that is on the brink of, you know, it's going to be slightly negative in profitability in 2009. With a couple of steps in the right direction in terms of these investments, we can swing that; and if we get an uptick in the economy, then that's just gravy on top of this. I'm not going to be ambitious on CapEx and taking the excess cash to drive results.

Matt Fassler - Goldman Sachs - Analyst

And you're making my life easier in terms of anticipating these questions, so I interpret that -- should I interpret that as relating to margins improving next year?

Michael Newman - Office Depot, Inc. - EVP & CFO

Well, it's hard for me to say what margins are going to do until I see volume, but I'll point you to things that I know about. I know that our retail business in probably the toughest environment it's ever seen has improved product margins. I think it's three or four quarters running. We've talked about the drivers there. We're being line reviews, private brand, direct import, less focused on consumer electronics; being relevant in consumer electronics but not allocating too many resources. We've done a great job of mixing up in our retail business. I don't see a reason why that should stop going forward.

Our B2B business is a little tougher, but we should hopefully get some traction with driving small and medium customers, which will be a margin enhancement.

And our international business, which they're doing a nice job in terms of their reorganization, attracting the more direct customers. They're mixing up a bit there. We've seen some trends. They're not really long enough to draw a line through but I'm encouraged there. On the top of that what the economy does, both domestically and internationally, will make a big difference in terms of the leverage we get off it and how it impacts margins.

Matt Fassler - Goldman Sachs - Analyst

And just to follow up on that, clarity on international, can you say where it's getting better; whether it's retail or delivery?

Michael Newman - Office Depot, Inc. - EVP & CFO

Well, retail is relatively small. Internationally we have 400 stores, 200 in Mexico which is a non-consolidated JV, so the balance of 200 stores are really -- France, Hungary is real -- a few in Korea. So, it's predominantly a non-retail business in international. So, it's mostly direct with some contracts.

Matt Fassler - Goldman Sachs - Analyst

So, it's obviously then Western Europe, I guess?

Michael Newman - Office Depot, Inc. - EVP & CFO

Yes, Western Europe dominates the scene for us in international.

Matt Fassler - Goldman Sachs - Analyst

Great. I have a bunch more questions, but I want to give you all some time in the audience to ask. So, if we have a roving mike and I see we have a hand raised right in the back.

Unidentified Audience Member In relation to Matt's question on margins, could you please talk about your competitive position given that you turn inventory less than Staples, Costco, Wal-Mart in laptops, digital consumer electronics on a limited basis for you, and telephony. So you've got price deflation in the categories you've got more inventories. You can't return the product to the vendors so does that leave you in a position where you've got older inventory, higher price, less competitive with the consumer, less competitive with the corporate business customer? And as you have continued deflation in those key categories, does that put the Company in an increasingly competitive disadvantage going into year-end and potentially calendar 2010? Thank you.

Michael Newman - Office Depot, Inc. - EVP & CFO

Yes, that's a good question. I usually get the question that our inventories are too light relative to the competition, so that's an interesting counterpoint. If I look two years ago at the retail, our inventory on a per-store basis was well over $1 million a store. We've been down as low as, I think, $680,000 in the second quarter. Our target for year-end is in the high $600,000s, almost $700,000 per store.

We are at those levels in inventory. Our customer metrics are at all-time highs or better in terms of on-time and complete, in stock. This is again Kevin Peters, this guy who's running the supply chain. The guy's fantastic. He's excellent. I don't feel as if from the standpoint of lost sales or competitive disadvantage; if someone has better turns than us, fine. It's hard to look at these businesses and compare turns and get apples to apples exactly. I feel like our inventory performance in terms of turns, ability to serve customer metrics, and also quality of inventory is probably as good as the other retailers that I've been in. I don't look at inventory being an issue.

I think inventory and receivables for us in the last six months we've done an excellent job in terms of managing those. I don't have an issue from the standpoint of pockets of aged and end-of-lifecycle issues, any of that. I think inventory is solid.

Matt Fassler - Goldman Sachs - Analyst

Yes?

Unidentified Audience Member

Office Depot sales results in the last year and a half have been dreadful relative to Staples, a very wide disparity. As a new senior executive, what's your analysis as to why Office Depot's sales results have been so bad relative to Staples?

Michael Newman - Office Depot, Inc. - EVP & CFO

You're not from Staples are you? Just checking. If you were, I was going to ask for another question. Yes, I think it's a number of things. I think it has to do with -- in the last few quarters, it's our approach to consumer electronics. Both Staples and OfficeMax in their second quarter, I believe, had an absolute increase in consumer electronics, laptops versus the same quarter last year. We were down significantly. We mixed away from it intentionally to drive profitability. What's interesting to me about Staples is Staples did that and maintained margins. I'd love to know how they did that. That's kudos to them. I'd like to see them do it three or four quarters in a row before I give them a lot of credit. But that's a piece of it.

I think the other piece is that we're more concentrated. We have 140 some stores in Florida, 150 some stores in California; we're more concentrated in the Sunbelt relative to other parts of the country. We have been hurt more there. Staples has got Canada and Staples has got the

Northeast. I think that helps them. The other piece is we've closed 115 to 120 stores in the last six months. Staples has gotten some nice pickups from that in terms of sales that have gone their way. Those are the principal drivers.

Having said all that, there's still a few pieces there that we don't quite understand the difference between our comps and their comps and we're looking at that.

Matt Fassler - Goldman Sachs - Analyst

All right, more questions? I've got one on the cost-cutting side. You have cut costs successfully. Is there more that you can do, or have you hit bedrock yet?

Michael Newman - Office Depot, Inc. - EVP & CFO

One of the things that if you look back; look at Office Depot today versus 2003 and you look at our sales and our cost structure, there's two things that jump out. We have the same -- on the same sales in retail we have $100 million higher rent. That's one that jumps out.

The second piece is our international business. It's got about $100 million more G&A than it had in 2003 on relatively the same sales level. That has to do with acquisitions that in this environment there's duplicate cost structures. So, we're looking very hard at that.

We're also looking at how do you get at the rent piece in retail over time. Certainly, negotiations with landlords are a small start, but this is really a structural play. How do you get smaller store space? Do you do it with a different format? When leases come up for renewal, you need to look hard at downsizing those stores where you can, but that's a long -- with lease times that are 10 years on average that's a long-term play. On a base of $500 million rent, if we can get the store size down 15% to 20% that's meaningful, but it takes time.

On the international side to IT and focus on organization, I think we have an opportunity to put a dent in that number and I think there's still --you've asked me in the past, I think, a couple of times given all the cost reductions that the business has seen are we tapped out? I certainly think there's additional opportunities going forward.

Matt Fassler - Goldman Sachs - Analyst

And then finally unless there's anyone in the room who wants to raise their hands. We have a couple of people. Is someone in back? Well, you both already have asked questions so go ahead.

Unidentified Audience Member

Can you be profitable in 2010 just focusing on cutting costs, or are you going to have to start driving increased sales? And if so, what are you going to do to drive increased sales?

Michael Newman - Office Depot, Inc. - EVP & CFO

Yes, good question. First of all, I have a bit of a competitive streak so I don't like losing money and we're taking steps to do things to close this gap in terms of where we are on a 2009 expected loss. There's a lot of things that I just mentioned that I think we'll focus on that will make some headway there. I'm hopeful that some of the trends we're seeing in retail and in international will continue and we'll get some help on the top line through some sort of recovery. We've not guided on 2010, but certainly we're making every effort to make what you just said a reality; and I think that'll be a great thing not only for us, but for how we're perceived by you guys.

Matt Fassler - Goldman Sachs - Analyst

Any other questions?

Unidentified Audience Member

Mike, to your point on the opportunity in store occupancy costs, where we're seeing your stores in the Sunbelt and in California that have lost co-anchor tenants in your shopping centers or lost key adjacency tenants, how many of your leases have major tenant clauses or key tenant clauses that you could use those to vacate centers and maybe get to other locations with the more productive new formats that you referenced?

Michael Newman - Office Depot, Inc. - EVP & CFO

Yes. Maybe fortunately or unfortunately, I sit on a five-hour monthly real estate council and we go through this, and to answer your question a number do. And it's great, especially when you see centers that have lost an anchor and we're the next one out and the landlord's in a very amenable position to discuss not only rent reductions, but space reductions and the like. We've been very effective in those situations. We're just as anxious to get space reductions as we are to get rent reductions and we'll take both, but we're looking very hard at that. Yes, we do have a number of those situations. I won't say what percentage it is of the fleet, but it's considerable.

Matt Fassler - Goldman Sachs - Analyst

Okay, we can continue this through a breakout in the Palace Room. But until then, please join me in thanking Mike.